      As filed with the Securities and Exchange Commission on February 4, 1999
                                                    REGISTRATION NO. 333-69829
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              WASHINGTON, D.C.  20549
                             -------------------------
                                   AMENDMENT NO.1
                                         TO
                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                            ---------------------------
                           THE SPECTRANETICS CORPORATION
               (Exact name of registrant as specified in its charter)

           DELAWARE                   THE SPECTRANETICS CORPORATION                     84-0997049
 (State or other jurisdiction               96 TALAMINE COURT                       (I.R.S. employer
of incorporation or organization)    COLORADO SPRINGS, COLORADO 80907            identification number)
                                             (719) 633-8333
                                    (Address, including zip code, and
                                   telephone number, including area code,
                                   of registrant's principal executive offices)


                                  JOSEPH A. LARGEY
                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           THE SPECTRANETICS CORPORATION
                                 96 TALAMINE COURT
                          COLORADO SPRINGS, COLORADO 80907
                                   (719) 633-8333
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)
                               ----------------------
                                     COPIES TO:
                            KIMBERLY L. WILKINSON, ESQ.
                               KAREN E. EBERLE, ESQ.
                                  LATHAM & WATKINS
                         505 Montgomery Street, Suite 1900
                          San Francisco, California 94111
                                   (415) 391-0600
                               ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                   SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1999


                           THE SPECTRANETICS CORPORATION

                          3,800,000 SHARES OF COMMON STOCK



      This prospectus covers up to 3,800,000 shares of Spectranetics' common stock that may be offered for sale by the stockholders named in this prospectus and their pledgees, donees or other transferees. The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."

      We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares, and the selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

      Our common stock is traded on the Nasdaq National Market under the symbol "SPNC." On February 3, 1999 the last sale price for the common stock as reported on the Nasdaq National Market was $3.09.

                                   ______________

               INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS.
                      SEE "RISK FACTORS" BEGINNING ON PAGE 2.



      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                   ______________


                   The date of this Prospectus is ________, 1999.


                                   ______________

                              SUMMARY OF OUR BUSINESS

      Spectranetics develops, manufactures, markets and distributes a proprietary excimer laser system for the treatment of certain coronary and vascular conditions. Excimer laser technology delivers cool ultraviolet light in short, controlled energy pulses to ablate, or remove, tissue. Our excimer laser system includes the CVX-300-Registered Trademark- laser unit and various fiber optic delivery devices, including disposable catheters and sheaths. Our excimer laser system is the only excimer laser system approved in the United States and Europe for use in minimally invasive cardiovascular applications. Our excimer laser system is used in angioplasty to open clogged or obstructed arteries. It is also used to remove lead wires from patients with implanted pacemakers or implantable cardioverter defibrillators, devices that regulate the heart beat. We have also received approval in Europe to market our products to treat artery blockages in the upper and lower leg and to treat clogged stents. Stents are implanted metal tubes designed to hold open arteries with restricted bloodflow. We are seeking regulatory approval in the United States to market our products for these treatments.

      Our subsidiary, Polymicro Technologies, Inc., manufactures and distributes drawn silica glass products consisting of fine glass tubing and glass fibers. Polymicro's products are used primarily with analytical or testing equipment.

      Spectranetics is a Delaware corporation formed in 1984. Our principal executive offices are located at 96 Talamine Court, Colorado Springs, Colorado 80907. Our telephone number is (719) 633-8333.

                                   RISK FACTORS

      THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAIN PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANINGS OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE PROJECTIONS AND FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE PROJECTIONS AND FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN CIRCUMSTANCES, INCLUDING THOSE SET FORTH BELOW. YOU SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY BEFORE DECIDING TO PURCHASE SHARES OF COMMON STOCK.

      CONTINUED LOSSES. We have incurred net losses since our inception in June 1984. At December 31, 1998, we had accumulated approximately $72.8 million in net losses since inception. We anticipate that our net losses will continue in the foreseeable future. We may be unable to increase sales or achieve profitability.

      LIMITED CASH ON HAND. We believe that our existing cash, cash from operations and the proceeds from our private placement to the selling stockholders should be sufficient to support our plans through at least the next 12 months. However, we may need to raise additional cash prior to that time.
We may be unable to obtain additional financing, if needed, on satisfactory terms or at all. If financing is not available on acceptable terms, we may be unable to make capital expenditures, compete effectively or withstand the effects of adverse market and economic conditions. Cash flow from operating activities may not be sufficient to sustain our long-term operations unless we are able to increase sales and control expenses. If we finance future operations through additional issuances of equity securities, you may suffer dilution and the price of the common stock may fall.

      SMALL SALES AND MARKETING TEAM. Many of our competitors have larger sales and marketing operations than ours, enabling those companies with more resources to more effectively interface with our mutual customers.

      INABILITY TO GENERATE REVENUES IN EUROPE. In January 1999, we established a direct sales force for our principal European markets. We may be unable to develop an effective European sales force, and our sales and marketing efforts in Europe could be unsuccessful.

      EXPOSURE FROM INTERNATIONAL OPERATIONS. For the nine months ended September 30, 1998, our revenues from international operations represented 12% of consolidated revenues. Of these revenues, 70% were derived from sales in Germany. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could adversely affect our ability to market our products in these and other countries. We do not expect the Euro conversion to have a significant impact on our operations. As we expand our international operations, we expect our sales and expenses denominated in foreign currencies to expand.

      UNCERTAIN MARKET ACCEPTANCE. Excimer laser technology is a relatively new procedure that competes with more established therapies for restoring circulation to clogged or obstructed arteries. Market acceptance of the excimer laser system depends on our ability to provide adequate clinical and economic data that shows the clinical efficacy of and patient need for excimer laser angioplasty and lead removal.

      HIGHLY COMPETITIVE INDUSTRY. Our primary competitors are manufacturers of products used in competing therapies, such as:


      - balloon angioplasty, which uses a balloon to push obstructions out of the way;
      -  stent implantation;
      -  open chest bypass surgery; and
      -  atherectomy, a mechanical method for removing arterial blockages.

We also compete with companies that develop lead extraction devices or removal methods, such as mechanical sheaths. Almost all of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. We expect competition to intensify.

      We believe that the primary competitive factors in the interventional cardiovascular market are:

      -  the ability to treat a variety of lesions safely and effectively;
      -  the impact of managed care practices and procedure costs;
      -  ease of use;
      -  size and effectiveness of sales forces; and
      -  research and development capabilities.

      SCIMED Life Systems, Inc. (a subsidiary of Boston Scientific Corporation), Cordis Corporation (a subsidiary of Johnson & Johnson Interventional Systems), Advanced Cardiovascular Systems, Inc. (a subsidiary of Guidant Corporation), Bard and Schneider (a subsidiary of Pfizer Inc.) are the leading balloon angioplasty manufacturers. SCIMED Life Systems, Inc., Cordis Corporation, Advanced Cardiovascular Systems, Inc. and Medtronic, Inc. are the leading stent providers in the United States. Manufacturers of atherectomy devices include Devices for Vascular Intervention, Inc. (a subsidiary of Guidant Corporation) and Heart Technology, Inc. (a subsidiary of Boston Scientific Corporation).

      LIMITATIONS ON THIRD-PARTY REIMBURSEMENT. We sell our CVX-300 laser unit primarily to hospitals, which then bill third-party payors, such as government programs and private insurance plans, for the services they provide using the CVX-300 laser unit. Unlike balloon angioplasty and atherectomy, laser angioplasty requires the purchase of expensive capital equipment. In some circumstances, the amount reimbursed to hospitals for procedures involving our products may not be adequate to cover a hospital's costs.

      In addition, the FDA has required that the label for the CVX-300 laser unit state that adjunctive balloon angioplasty was performed together with laser angioplasty in most of the procedures we submitted to the FDA for pre-market approval. Adjunctive balloon angioplasty requires the purchase of a balloon catheter in addition to the laser catheter. While all approved procedures using the excimer laser system are reimbursable, some third-party payors attempt to deny reimbursement for procedures they believe are duplicative, such as adjunctive balloon angioplasty performed together with laser angioplasty. Third-party payors may also attempt to deny reimbursement if they determine that a device used in a procedure was experimental, was used for a non-approved indication or was not used in accordance with established pay protocols regarding cost effective treatment methods. Hospitals that have experienced reimbursement problems or expect to experience reimbursement problems may not purchase our excimer laser systems in the future.

      COSTS AND UNCERTAIN TIMING OF REGULATORY COMPLIANCE. The industry in which we compete is subject to extensive regulation by the FDA and comparable state and foreign agencies. Complying with these regulations is costly and time consuming. International regulatory approval processes may take longer than the FDA approval process. If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. We may be unable to obtain future regulatory approval in a timely manner or at all if existing regulations are changed or new regulations are adopted. For example, the FDA approval process for the use of excimer laser technology in clearing blocked arteries in the lower leg has taken longer than we anticipated, due to requests for additional clinical data and changes in regulatory requirements.

      RISKS RELATED TO CLINICAL TRIALS. All of Spectranetics' potential products are subject to extensive regulation and will require approval from the Food and Drug Administration and other regulatory agencies prior to commercial sale. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in large clinical trials. Companies in the medical device industry have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

      The development of safe and effective products is highly uncertain and subject to numerous risks. The product development process may take several years, depending on the type, complexity, novelty and intended use of the product. Product candidates that may appear to be promising in development may not reach the market for a number of reasons. Product candidates may:

      -  be found ineffective;

      - take longer to progress through clinical trials than had been anticipated; or

      -  require additional clinical data and testing.

      In particular, our Prima-Registered Trademark- laser guidewire, which allows excimer laser energy to assist in crossing totally blocked arteries, has not been as effective as we expected. Also, during the course of review of the Prima guidewire by the FDA, alternative technologies have surfaced which may limit market acceptance of the Prima guidewire. We cannot guarantee that the clinical trials relating to any of our products will be successful.

      SOLE SOURCE SUPPLIERS. We purchase certain components of our CVX-300 laser unit from several sole source suppliers. We do not have guaranteed commitments from these suppliers and order products through purchase orders placed with these suppliers from time to time. While we believe that we could obtain replacement components from alternative suppliers, we may be unable to do so.

      PRODUCT LIABILITY AND SUFFICIENCY OF INSURANCE COVERAGE. We are subject to risk of product liability claims. We maintain product liability insurance with coverage and aggregate maximum amounts of $5 million. The coverage limits of our insurance policies may be inadequate, and insurance coverage with acceptable terms could be unavailable in the future.

      TECHNOLOGICAL CHANGE RESULTING IN PRODUCT OBSOLESCENCE. We derive approximately two-thirds of our revenues from the sale or lease of the CVX-300 laser unit and the sale of disposable devices. Technological progress or new developments in our industry could adversely affect sales of our products. Many companies, some of which have substantially greater resources than we do, are engaged in research and development for the treatment and prevention of coronary artery disease. These include pharmaceutical approaches as well as development of new or improved angioplasty, atherectomy or other devices. Our products could be rendered obsolete as a result of future innovations in the treatment of vascular disease.

      POTENTIAL INVALIDITY OF PATENTS AND PROPRIETARY RIGHTS. We hold patents and licenses to use patented technology, and have patent applications pending. Any patents for which we have applied may not be granted. In addition, our patents may not be sufficiently broad to protect our technology or to give us any competitive advantage. Our patents could be challenged as invalid or circumvented by competitors. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. We could be adversely affected if any of our licensors terminate our licenses to use patented technology.

      We are aware of patents and patent applications owned by others relating to laser and fiber-optic technologies, which, if determined to be valid and enforceable, may be infringed by Spectranetics. Holders of certain patents, including holders of patents involving the use of lasers in the body, have contacted us and requested that we enter into license agreements for the underlying technology. We have responded that we do not believe we infringe upon these patents. We cannot guarantee you that a patent holder will not file a lawsuit against us and may prevail. If we decide that we need to license this technology, we may be unable to obtain these licenses on favorable terms or at all. We may not be able to develop or otherwise obtain alternative technology.

      Litigation concerning patents and proprietary rights is time-consuming, expensive, unpredictable and could divert the efforts of our management. An adverse ruling could subject us to significant liability, require us to seek licenses and restrict our ability to manufacture and sell our products.

      STOCKHOLDER RIGHTS SET FORTH IN OUR RIGHTS PLAN, CHARTER AND BYLAWS.
We have a stockholder rights plan that may prevent an unsolicited change of control of Spectranetics. The rights plan may adversely affect the market price of our common stock or the ability of stockholders to participate in a transaction in which they might otherwise receive a premium for their shares.
 Under the rights plan, rights to purchase preferred stock in certain circumstances have been issued to holders of outstanding shares of common stock, and rights will be issued in the future for any newly issued common stock. Holders of the preferred stock are entitled to certain dividend, voting and liquidation rights that could make it more difficult for a third party to acquire Spectranetics.

      Our charter and bylaws contain provisions relating to issuance of preferred stock, special meetings of stockholders and amendments of the bylaws that could have the effect of delaying, deferring or preventing an unsolicited change in the control of Spectranetics. Our Board of Directors are elected for staggered three-year terms, which prevents stockholders from electing all directors at each annual meeting and may have the effect of delaying or deferring a change in control.

      POTENTIAL VOLATILITY OF STOCK PRICE. The market price of our common stock, similar to other health care companies, has been, and is likely to continue to be, highly volatile. The following factors may significantly affect the market price of our common stock:

      -  fluctuations in operating results;
      - announcements of technological innovations or new products by Spectranetics or our competitors;
      -  governmental regulation;
      -  developments with respect to patents or proprietary rights;
      - public concern regarding the safety of products developed by Spectranetics or others; and
      -  general market conditions.

      YEAR 2000 ISSUES. We installed and implemented new computer systems at our Colorado and Arizona facilities in the first half of 1998. Although our new software is designed to be year 2000 compliant, we cannot assure that this software contains all necessary data code changes. We are currently evaluating our other computer systems for year 2000 compliance. Although we expect all of our critical systems to be year 2000 compliant by June 30, 1999, there is a risk that some or all of our systems will not be year 2000 compliant by 2000.

      Upon review of our product offerings, we have determined that the software within our products does not contain date-sensitive fields. As a result, we do not believe that our products will be affected by year 2000 issues. We cannot assure, however, that all of our products are year 2000 compliant.

      We are in the process of obtaining information from outside vendors regarding systems that interface with our systems. Based on currently available information, we do not believe that year 2000 issues relating to these systems will adversely affect our business. However, since third party year 2000 compliance is not within our control, we cannot assure that any year 2000 issues affecting our outside vendors will not adversely affect our business.

                              THE SELLING STOCKHOLDERS

      The following table provides information regarding the shares held and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholders may sell all, some or none of their shares using this prospectus, we cannot estimate the number and percentage of shares that each selling stockholder will hold after any particular sale. We sold the shares to the selling stockholders in a private placement transaction for $2.00 per share.


                                      NUMBER OF SHARES OWNED
NAME OF SELLING STOCKHOLDER           PRIOR TO THIS OFFERING           NUMBER OF SHARES BEING OFFERED
---------------------------           ----------------------           ------------------------------
Bond Survivor Trust                            100,000                              100,000

Castle Creek Healthcare Partners
  LLC                                          250,000                              250,000
Clarion Capital Corp.                          125,000                              125,000
Clarion Offshore Fund LTD                       31,250                               31,250
Clarion Partners, L.P.                          93,750                               93,750
Michael T. Jackson Trust, New
  Technologies Fund                            200,000                              200,000
Pequot Private Equity Fund, L.P.             1,331,400                            1,331,400
Pequot Offshore Private Equity
  Fund, Inc.                                   168,600                              168,600
Special Situations Cayman Fund L.P.            300,000                              300,000
Special Situations Private Equity
  Fund L.P.                                    450,000                              450,000
Special Situations Fund III L.P.               750,000                              750,000
                                             ---------                            ---------
    Total                                    3,800,000                            3,800,000
                                             ---------                            ---------
                                             ---------                            ---------

     Cornelius C. Bond, Jr., the trustee of the Bond Survivor Trust, is a director and stockholder of Spectranetics. We are unaware of any other material relationship between any selling stockholder and Spectranetics in the past three years, other than as a result of ownership of the shares.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. When we use the term "selling stockholders" in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in "The Selling Stockholders."

     Selling stockholders may sell shares from time to time in a number of ways, including:

     -    in block transactions;
     - on the Nasdaq National Market or other national securities exchange on which the shares are traded;
     -    in the over-the-counter market;
     -    in negotiated transactions;
     -    through put or call option transactions relating to the shares;
     -    through short sales of shares;

or through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders.

     The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

     The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by these broker-dealers and any profit on shares they resell while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act. The prospectus supplement will disclose:

     - the names of the selling stockholder and the participating broker-dealer(s);
     -    the number of shares involved;
     -    the price at which the shares were sold;
     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -    other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

     We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

     We have agreed to indemnify the selling stockholders and any other person who sells shares using this prospectus, and any officer, director or agent of such a person, against certain civil liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                    LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for Spectranetics by Latham & Watkins, San Francisco, California.

                                       EXPERTS

     The consolidated financial statements of The Spectranetics Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND MORE INFORMATION

     As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement. For further information about Spectranetics and the shares, reference is made to the registration statement.

     Spectranetics is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC. You can inspect and copy reports and other information filed by Spectranetics with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including Spectranetics, that file electronically with the SEC.

     The following documents are incorporated by reference in this prospectus:

     (a) Spectranetics' Annual Report on Form 10-K for the fiscal year ended December 31, 1997, containing audited financial statements for each of the years in the three year period ended December 31, 1997.

     (b) Spectranetics' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     (c) The description of common stock contained in Spectranetics' registration statement on Form 8-A (File No. 000-19711) which was declared effective by the SEC on December 5, 1991.

     (d) Spectranetics' Current Report on Form 8-K filed with the SEC on February 2, 1999.

     All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein). Upon request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933. Requests for such copies should be addressed to James P. McCluskey, Treasurer and Secretary, The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, Colorado 80907 (telephone number (719) 633-8333).

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WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                          ________________


                          TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----
Summary of Our Business. . . . . . . . . . . . . . . . . . .          2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . .          2
The Selling Stockholders . . . . . . . . . . . . . . . . . .          7
Plan of Distribution . . . . . . . . . . . . . . . . . . . .          8
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .          10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . .          10
Where You Can Find
  More Information . . . . . . . . . . . . . . . . . . . . .          10










-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
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                                  3,800,000 SHARES


                                   THE SPECTRANETICS
                                      CORPORATION

                                    COMMON STOCK





                                 __________________

                                     PROSPECTUS
                                 __________________








                                 ____________, 1999







-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses relating to the registration of the shares will be borne by Spectranetics. Such expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

     Securities Act Registration Fee..............................    $  2,839
     Legal Fees and Expenses*.....................................     170,000
     Accounting Fees and Expenses*................................      30,000
     Miscellaneous................................................       5,161
                                                                      --------
     Total........................................................    $208,000
                                                                      --------
                                                                      --------

     *  Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Spectranetics' Restated Certificate of Incorporation, as amended, provides that to the fullest extent permitted by the Delaware General Corporation Law, a Director of Spectranetics shall not be liable to Spectranetics or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Spectranetics or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of Spectranetics' Certificate of Incorporation is to eliminate the rights of Spectranetics and its stockholders (through stockholders' derivative suits on behalf of Spectranetics) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Spectranetics or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, Spectranetics' Certificate of Incorporation provides that Spectranetics shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     In addition, Spectranetics has entered into agreements with each of the directors of Spectranetics pursuant to which Spectranetics has agreed to indemnify such director from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director and arising out of his capacity as a director, employee and/or agent of the corporation of which he is a director to the maximum extent provided by applicable law. In addition, such director will be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. These indemnification agreements also obligate Spectranetics to purchase and maintain insurance for the benefit and on behalf of its directors insuring against all liabilities that may be incurred by such director in or arising out of his capacity as a director, employee and/or agent of Spectranetics.

     To the extent that the Board of Directors or the stockholders of Spectranetics may in the future wish to limit or repeal the ability of Spectranetics to indemnify directors, such repeal or limitation may not be effective as to directors who are currently parties to the indemnification agreements, because their rights to full protection are contractually assured by the indemnification agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of Spectranetics.

ITEM 16.  EXHIBITS.

     The following documents are filed as part of this registration statement.


EXHIBIT NUMBER   DESCRIPTION
--------------   -----------
     5.1*        Opinion of Latham & Watkins.

     23.1* Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

     23.2        Consent of KPMG LLP.

     24.1*       Power of Attorney (included on signature page).

------------------


*Previously filed

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on February 4, 1999.

                                   THE SPECTRANETICS CORPORATION,
                                   a Delaware corporation

                                   By:  /s/ James P. McCluskey
                                      ----------------------------------------
                                      James P. McCluskey
                                      Vice President, Finance, Chief Financial
                                      Officer, Secretary and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                                Title                            Date
        ---------                                -----                            ----

/s/           *
-----------------------------             Chairman of the Board           February 4, 1999
    Emile J. Geisenheimer                     and Director

/s/           *
-----------------------------                   President,                February 4, 1999
       Joseph A. Largey                 Chief Executive Officer
                                              and Director
                                      (Principal Executive Officer)

/s/ James P. McCluskey
-----------------------------           Vice President, Finance,          February 4, 1999
    James P. McCluskey             Chief Financial Officer, Secretary
                                              and Treasurer
                                        (Principal Financial and
                                            Accounting Officer)

/s/           *
-----------------------------                    Director                 February 4, 1999
         Gary R. Bang

/s/           *
-----------------------------                    Director                 February 4, 1999
    Cornelius C. Bond, Jr.

/s/           *
-----------------------------                    Director                 February 4, 1999
       James A. Lent

/s/          *
-----------------------------                    Director                 February 4, 1999
   Joseph M. Ruggio, M.D.




/s/          *
-----------------------------                    Director                 February 4, 1999
     John G. Schulte

* By:  /s/ James P. McCluskey
-----------------------------
           James P. McCluskey
           Attorney-in-fact


                                          EXHIBIT INDEX


EXHIBIT NUMBER                       DESCRIPTION
--------------                       -----------
     5.1           Opinion of Latham & Watkins.*

     23.1 Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).*

     23.2          Consent of KPMG LLP.

     24.1          Power of Attorney (included on signature page).*


----------------------------

*Previously filed.